BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:                            Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2019

HONOLULU, HAWAII, August 12, 2019 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net losses of $1,365,000, $0.16 per share and $8,090,000, $0.98 per share, for the three and nine months ended June 30, 2019, respectively, as compared to net losses of $374,000, $0.05 per share, and $712,000, $0.09 per share, for the three and nine months ended June 30, 2018, respectively.
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “The increase in the loss for the quarter ended June 30, 2019 as compared to last year’s three months ended June 30, 2018 was primarily due to $1,310,000 in land investment segment sales proceeds received by Kaupulehu Developments, Barnwell’s 77.6%-owned real estate partnership, received in the prior year’s quarter whereas there were no such proceeds in this year’s quarter; a $395,000 decrease in equity in operating results of affiliates and a $216,000 decrease in oil and natural gas segment operating results.  Partially offsetting these decreases was a $305,000 increase in contract drilling operating results and a $165,000 impairment in last year’s quarter related to vacant land on the Big Island that was inundated by lava from the Kilauea volcano eruption; there was no such impairment in the current quarter.
“The loss for the nine months ended June 30, 2019 as compared to last year’s loss for the nine months ended June 30, 2018 was due to a $3,715,000 decrease in operating results in our oil and natural gas segment, a $1,108,000 decrease in land investment operating profit, a $448,000 increase in equity in losses of affiliates from the Kukio Resort Land Development Partnerships and a $249,000 decrease in contract drilling operating results.  The decrease in oil and natural gas operating results was in part due to a $2,413,000 non-cash impairment of its oil and gas properties during the nine-month period, which did not occur in fiscal 2018, due to lower oil prices in 2019 than 2018.  Additionally, the prior year nine-month results included a $2,250,000 gain, before taxes, primarily from the sale of the Company’s principal oil property located in the Red Earth area of Alberta, Canada, and a $460,000 income tax benefit due to the enactment of changes to the U.S. federal income tax laws in December 2017; there was no such gain or income tax benefit in the current nine-month period.
“Barnwell had working capital of $4,335,000, including cash and cash equivalents of $5,035,000, at June 30, 2019. Over the next 60 days, subject to market conditions, the Company plans to move forward with the drilling phase of its first horizontal well at its Twining property in Alberta, Canada, which the Company purchased in August of 2018.  The drilling phase of the well is estimated to cost approximately $1,300,000 of a total cost of approximately $2,700,000 for the well, and if successful will result in additional revenues for the Company.  At this time, completion of this well is contingent on financing to fund a portion of the project costs, which has yet to be secured. The Company also plans to participate in the drilling of a development oil well at Spirit River, Alberta in fiscal 2020 at a cost of approximately $600,000, which if successful will result in additional revenues for the Company.”
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues	$3,409,000	$3,168,000	$8,967,000	$6,999,000

Net loss attributable to Barnwell Industries, Inc.	$(1,365,000)	$(374,000)	$(8,090,000)	$(712,000)

Net loss per
share – basic and diluted	$(0.16)	$(0.05)	$(0.98)	$(0.09)

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160